UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2005

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21574	76-0375477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10304 Interstate 10 East, Suite 369

Houston, Texas 77029

(Address of principal executive offices and zip code)

(713) 378-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)(1) On January 17, 2005, the Registrant appointed Alan Beauchamp as an Executive Vice President and its Chief Operating Officer.

(2) Mr. Beauchamp, age 52, has been since May 2003 (and continues to be) a partner in Medical Links International, L.P., a private management and procurement entity that either directly or through its affiliates, services the medical healthcare industry. Mr. Beauchamp served as the Chief Executive Officer of Doctors Hospital Parkway and Doctors Hospital Tidwell for HEALTHPLUS+ Corporation from March 2004 until his appointment with the Registrant. Prior to joining the HEALTHPLUS+ Corporation, Mr. Beauchamp was the President and a principal, as well as an investor, for four software companies, including Optimum Inc., a healthcare information system software development company, from 1997 to 2003. Prior to his position as President of such software companies, Mr. Beauchamp was a principal and the President and Chief Executive Officer of Premier Analytical Laboratories, a SAMSHA approved forensic drug testing laboratory in the United States. He was also a principal of Mid-America Healthcare Group that owned four healthcare facilities in the Houston area from 1984 to 1996. Mr. Beauchamp has spent 29 years in the healthcare industry focused on hospital operations.

Mr. Beauchamp’s occupation and employment prior to his appointment as an Executive Vice President and the Chief Operating Officer with the Registrant did not involve a parent, subsidiary or other affiliate of the Registrant.

(3) There is no employment agreement with Mr. Beauchamp. In connection with his appointment, effective January 20, 2005, our Compensation Committee granted Mr. Beauchamp options to acquire 100,000 shares of our common stock at $5.00 per share, such options vesting in equal increments for the four years commencing on the anniversary date of the grant.

Item 8.01 Other Events.

On January 18, 2005, the Registrant issued a press release announcing the appointment of Mr. Alan Beauchamp to the officer position of Chief Operating Officer. The press release is attached hereto as an exhibit and is incorporated herein in its entirety.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description
*Exhibit 99.1	Press release dated January 18, 2005.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynacq Healthcare, Inc.

By:	/s/ Philip S. Chan
Philip S. Chan,
Chief Financial Officer

Date: January 21, 2005

Exhibit Index

Exhibit Number	Description
*Exhibit 99.1	Press release dated January 18, 2005.

*	Filed herewith